Exhibit 99.2

VERITAS ENERGY SERVICES INC.

NOTICE TO HOLDERS OF EXCHANGEABLE SHARES

Please be advised that the Board of Directors of Veritas Energy Services Inc. (“VESI”) has resolved, in accordance with VESI’s Articles of Amalgamation (“Articles”) to:

(a)           accelerate the “Automatic Redemption Date” of VESI’s Exchangeable Shares to May 16, 2006; and

(b)           accelerate the “Automatic Redemption Date” of VESI’s Class A Exchangeable Shares Series 1 to May 16, 2006.

Veritas DGC Inc. (“DGC”) has exercised its overriding redemption call right with respect to both Exchangeable Shares and Class A Exchangeable Shares Series 1 pursuant to the Articles by way of notice to VESI and CIBC Mellon Trust Company dated January 16, 2006.

As a consequence of the triggering of an automatic redemption date and the exercise by DGC of its overriding redemption call right, on May 16, 2006 (the “Automatic Redemption Date”) DGC will purchase and the holders of Exchangeable Shares and Class A Exchangeable Shares Series 1 will sell all of the Exchangeable Shares and Class A Exchangeable Shares Series 1 then outstanding to DGC in exchange for common stock of DGC, on a one-for-one basis.

Provided DGC deposits with CIBC Mellon Trust Company, on or before the Automatic Redemption Date, the aggregate number of shares of DGC common stock representing the total number of Exchangeable Shares and Class A Exchangeable Shares Series 1 outstanding (other than those Exchangeable Shares and Class A Exchangeable Shares Series 1 held by DGC), on and after the Automatic Redemption Date, the rights of each holder of Exchangeable Shares and Class A Exchangeable Shares Series 1 will be limited to receiving such holder’s proportionate part of that share consideration payable by DGC upon presentation and surrender by the holder of certificates representing the Exchangeable Shares and Class A Exchangeable Shares Series 1 held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to no longer be a holder of Exchangeable Shares or Class A Exchangeable Shares Series 1 and shall instead be deemed for all purposes to be the holder of DGC common stock to be delivered to such holder.

On the Automatic Redemption Date, holders of Exchangeable Shares and Class A Exchangeable Shares Series 1 on record at VESI will receive a letter of transmittal requesting that the holders of Exchangeable Shares and Class A Exchangeable Shares Series 1 return the certificates representing the Exchangeable Shares and Class A Exchangeable Shares Series 1 held by such holders together with the duly contemplated letter of transmittal to CIBC Mellon Trust Company, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and Class A Exchangeable Shares Series 1 under the Business Corporations Act (Alberta) and the bylaws of VESI and such additional documents and instruments as CIBC Mellon Trust Company may reasonably require. Upon receipt of such surrendered certificates and duly completed letter of transmittal, the holders of such surrendered certificates will be provided with certificates representing the DGC common stock to which they are entitled pursuant to the directions contained in the letters of transmittal.

Inquiries may be made to:

Vertias DGC Inc. 10300 Town Park Houston, Texas 77072-5326 Attention: Larry Worden Corporate Secretary Telephone: (832) 351-8534	CIBC Mellon Trust Company 320 Bay Street, 3rd Floor Commerce Court West Toronto, Ontario M5H 4A6 Attention: Investor Correspondence Telephone: 1-800-387-0825

Electronic: larry_worden@veritasdgc.com	Electronic: inquiries@cibcmellon.com

Dated this 16th day of January, 2006.
VERITAS ENERGY SERVICES INC.

	Per:	“Susan Stewart”